Amendment to Agreement

This is an amendment to the Agreement, dated April 20, 1998, between Grotewohl Management Services, Inc., Mark Grotewohl, Everest Properties, LLC, Everest Properties II, LLC and Everest Financial, Inc. The date of this amendment is
May 15, 1998.

The Agreement is hereby amended as follows:

     Paragraph (2) shall now read:

          "Not later than May 18, 1998, Buyer executes Purchase Agreements (in a commercially reasonable form acceptable to Everest, incorporating the terms set forth in this paragraph) to acquire all of the properties for the appraised values, payable in cash at closing. The Purchase Agreements will provide that the Properties will be acquired by Buyer in an "as is" condition and customary representations and warranties by the Buyer and the Partnerships. The Purchase Agreements will include the following terms: (a) all due diligence and receipt of a financing commitment (the "Buyer's Contingencies") will be satisfied not later than June 30, 1998; (b) Buyer will make a deposit (the "Deposit") of $150,000 to secure its performance under the Purchase Agreements on the later to occur of the date the Buyer's Contingencies are satisfied or the date Buyer is notified that the limited partners of the Partnerships have approved the transaction (the "LP Approval Date"); and (c) the Closing will occur on or before the later of July 25, 1998 or 30 days after the LP Approval Date. The dates referred to in 2(a) and 2(c) will be subject to commercially reasonable extensions. The Deposit will be non-refundable if Buyer fails to complete the Closing as set forth above, except if Buyer's lender fails to fund as permitted by the terms of the financing commitment, the Deposit will be refunded to Buyer."

     Paragraph (4) shall now read:

          "The Partnerships will work diligently to file the proxy materials for the limited partners' approval of the transaction with the Buyer with the SEC not later than May 15, 1998 and the partnerships will work diligently to get the proxy materials approved, mailed to the limited partners and obtain the affirmative vote of the limited partners to the transaction."

All other terms and conditions of the Agreement remain the same.

The Everest parties hereby accept as of March 18, 1998 the form of the Purchase Agreements pursuant to Paragraph (2) of the Agreement.

                               Grotewohl Management Services, Inc.


Date: 5-15-98                  By: /s/PHILIP B. GROTEWOHL
                                   Philip B. Grotewohl, Chairman
                                     as General Partner of
                                   Super 8 Motels, Ltd.
                                   Super 8 Motels II, Ltd.
                                   Super 8 Motels III, Ltd.
                                   Super 8 Economy Lodging IV, Ltd.
                                   Famous Host Lodging V, Ltd.

Date: 5-15-98                  By: /s/MARK GROTEWOHL
                                   Mark Grotewohl, as an individual


                              *Everest Properties II, LLC
                              *Everest Properties, LLC


Date: 5-18-98                  By: /s/ W. ROBERT KOHORST
                                   W. Robert Kohorst, President
                                     for itself and as Manager of
                                   Everest Madison Investors, LLC
                                   Everest Lodging Investors, LLC
                                   KM Investments, LLC


                              *Everest Financial, Inc.

                               By: /s/ W. ROBERT KOHORST
                                   W. Robert Kohorst, President

     *The execution and approval is subject to the Partnership's causing title insurance for the transaction being placed through an affiliate of Everest.